Exhibit 99.1

Illinois Tool Works to Acquire Click Commerce

CHICAGO, Sep 05, 2006 (BUSINESS WIRE) — Click Commerce, Inc. (NASDAQ:CKCM) today announced that it had reached a definitive agreement with Illinois Tool Works Inc. (NYSE:ITW) pursuant to which ITW will make a cash tender offer to acquire all of the common stock of Click Commerce, Inc., a leading provider of on-demand supply chain management solutions for a variety of worldwide industries.

As part of the agreement, ITW would purchase all of Click Commerce’s outstanding shares for $22.75 per share. The total value of the transaction, including payment for outstanding stock options, would be approximately $292 million. The boards of directors of both companies have approved the transaction. ITW has agreed to commence the tender offer by Sept. 18, 2006. The tender offer will be open for at least 20 business days during the initial tender period and may be extended under certain circumstances. The agreement also provides for the payment to ITW of a $10 million cash termination fee by Click Commerce upon the occurrence of certain specified events. The purchase of shares pursuant to the tender offer would be followed by a merger that would result in any nontendering stockholders of Click Commerce receiving the same $22.75 per share in cash in the merger as tendering stockholders receive pursuant to the tender offer. The closing of the transaction is subject to certain conditions, including the tender of at least a majority of Click Commerce’s shares and regulatory approval. Closing is expected to take place in the 2006 fourth quarter. The foregoing discussion is qualified in its entirety by the definitive agreement between the parties, which will be filed shortly as an exhibit to a Click Commerce filing with the Securities and Exchange Commission.

“This is great news for our stockholders, customers and employees,” said Michael W. Ferro, Jr., chairman and chief executive officer at Click Commerce. “Looking to the future, by joining with ITW, we will have access to the financial resources to accelerate our growth strategy and continue to provide industry-leading solutions to our customers.”

“Click Commerce has built a strong and profitable business working with manufacturing and industrial companies; business segments that we know well,” added David B. Speer, chairman and chief executive officer of ITW. “As a part of ITW, the company represents a platform for growth for us. It is well positioned to expand its value-added software solutions to deliver a range of solutions that solve the increasingly-complex problems of today’s supply chains.”

Dynamic, multi-enterprise supply chains require sophisticated solutions. Click Commerce on-demand supply chain solutions connect enterprises with their suppliers, partners, distributors, dealers and customers to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. These solutions are built upon a service-oriented architecture, which enables the delivery of tailored solutions without the cost, development, and time required for customization.

Morgan Stanley acted as exclusive financial advisor and McDermott Will & Emery LLP acted as legal counsel to Click Commerce, Inc. in connection with the transaction.

About Click Commerce

Click Commerce, Inc., (Nasdaq: CKCM), a leading provider of on-demand supply chain management solutions, enables millions of users in 70 countries to collaborate, in real time, with business partners across the extended enterprise. Click Commerce solutions support the unique business processes of multiple industry segments such as manufacturing, aerospace and defense, and high-tech. Click Commerce enables corporations including Alaska Airlines, BASF, Citibank, Delphi, Eastman Kodak Company, Jabil Global Services, Lockheed Martin, Microsoft, Pier 1, Ryder, and Verizon to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. More information can be found at www.clickcommerce.com.

About ITW

ITW is a $12.8 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. ITW consists of approximately 700 business units in 48 countries and employs some 50,000 people.

NOTICE TO INVESTORS

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Click Commerce common stock described in this announcement has not commenced. At the time the offer is commenced, a subsidiary of ITW will file a tender offer statement with the Securities and Exchange Commission, and Click Commerce will file a solicitation and recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Click Commerce’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the Securities and Exchange Commission) will be available at no charge on the Securities and Exchange Commission’s Website at www.sec.gov.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements made in this press release, including those relating to the expected growth, timing and scope of the acquisition, and all other statements in this release other than historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in those statements. Either company may not be able to complete the Click Commerce acquisition on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain either regulatory approval or sufficient acceptances of ITW’s offer by Click Commerce’s stockholders. Also, among other things, continued unfavorable economic conditions (including fuel prices) may impact market growth trends or otherwise impact the demand for each company’s products and services; competition from existing and new competitors and producers of alternative products will impact each company’s ability to penetrate or expand its presence in new or growing markets; uncertainties relating to each company’s ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact each company’s ability to exploit new or growing markets; each company’s ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations including possible economic, political or monetary instability, may impact the level and profitability of the company’s foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in each company’s filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. Neither company has any obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

SOURCE: Click Commerce, Inc.

Click Commerce

John Tuhey, 312-377-3121

john.tuhey@clickcommerce.com

or

Illinois Tool Works

John Brooklier, 847-657-4104

jbrooklier@itw.com